Exhibit 99.1

CONTACTS:	John Milligan
(650) 522-5756

Susan Hubbard
(650) 522-5715

For Immediate Release

GILEAD SCIENCES ANNOUNCES FOURTH QUARTER AND

FULL YEAR 2005 FINANCIAL RESULTS

- Full Year Record Total Revenues of $2.03 Billion, Up 53 Percent over 2004 -

- Full Year HIV Product Sales of $1.39 Billion, Up 53 Percent over 2004 -

- Fourth Quarter EPS of $0.59; Full Year EPS of $1.72 -

Foster City, CA, January 30, 2006 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the fourth quarter and full year of 2005. Total revenues for the fourth quarter of 2005 were $609.3 million, up 65 percent compared to total revenues of $369.6 million for the fourth quarter of 2004. Total revenues for 2005 exceeded $2 billion for the first time, while full year operating income topped $1.11 billion. Net income for the fourth quarter of 2005 was $281.6 million, or $0.59 per diluted share compared to net income of $110.2 million, or $0.24 per diluted share for the fourth quarter of 2004. Diluted earnings per share for 2005 was $1.72, a 74 percent increase from 2004.

Excluding the tax benefit realized from the repatriation of foreign earnings under the American Jobs Creation Act, non-GAAP net income for the fourth quarter of 2005 was $256.5 million, or $0.54 per diluted share, more than double the non-GAAP net income of $114.8 million, or $0.25 per diluted share for the fourth quarter of 2004.

Product Sales

Net product sales were a record $493.4 million for the fourth quarter of 2005, marking nine consecutive quarters of product sales growth. This growth continues to be driven primarily by Gilead’s HIV product franchise, including the continued strong uptake of Truvada® (emtricitabine and tenofovir disoproxil fumarate) since its U.S. launch in August of 2004, as well as continued strong product sales for AmBisome® (amphotericin B) liposome for injection and Hepsera® (adefovir dipivoxil).

HIV/AIDS Franchise

HIV product sales were $384.8 million in the fourth quarter of 2005, a 47 percent increase from $261.7 million for the same period in 2004. For 2005, HIV sales were $1.39 billion compared to $908.4 million in 2004, a 53 percent increase.

•	Truvada

Truvada sales were $191.1 million for the fourth quarter of 2005, an increase of 18 percent compared to the third quarter of 2005. Sales of Truvada commenced in the United States in the third quarter of 2004 and in certain European countries during 2005. Truvada sales comprised 50 percent of total HIV product sales for the fourth quarter 2005 and 41 percent for the full year of 2005.

•	Viread

Sales of Viread® (tenofovir disoproxil fumarate) were $182.4 million in the fourth quarter of 2005, an eight percent decrease from $198.8 million in the fourth quarter of 2004. Sales of Viread in 2005 were $778.8 million, relatively flat compared to $782.9 million in 2004, driven by the continued strong performance of Viread offset by patients switching from a Viread-containing regimen to one containing Truvada in countries where Truvada is available. Compared to the same quarter last year, fourth quarter 2005 Viread sales volume decreased by 27 percent in the United States, while aggregate sales volume in Europe, Asia, Canada, Australia and Latin America increased by 15 percent.

•	Emtriva

Emtriva® (emtricitabine) sales were $11.2 million for the fourth quarter of 2005, down 15 percent from the fourth quarter of 2004. Emtriva sales were $47.5 million in 2005, an 18 percent decrease from $57.6 million in 2004. These decreases are primarily driven by patients switching from an Emtriva-containing regimen to one containing Truvada in countries where Truvada is available.

AmBisome for Severe Fungal Infections

AmBisome sales for the fourth quarter of 2005 were $55.6 million, an increase of one percent compared to the fourth quarter of 2004. AmBisome sales for 2005 were $220.8 million, an increase of four percent from 2004. Compared to 2004, AmBisome sales volume for 2005 increased by 15 percent, largely offset by lower pricing in most regions.

Hepsera for Chronic Hepatitis B

Sales of Hepsera totaled $51.2 million for the fourth quarter of 2005, a 43 percent increase from $35.9 million in the fourth quarter of 2004. Sales of Hepsera for 2005 totaled $186.5 million, a 66 percent increase from 2004. The increase in sales for the fourth quarter and full year of 2005 was primarily driven by significant volume growth in both the United States and Europe.

“We are pleased to have achieved total revenues in 2005 in excess of $2 billion. This record performance was led by the 53 percent growth in our HIV franchise as well as the continued strength of AmBisome and Hepsera which led to record net income of over $813 million,” said John F. Milligan, PhD, Executive Vice President and Chief Financial Officer of Gilead. “During the fourth quarter, net income also benefited from the recognition of significant Tamiflu® (oseltamivir phosphate) royalties and the tax benefit realized from the repatriation of foreign earnings.”

Royalty and Contract Revenues

For the fourth quarter of 2005, royalty and contract revenues resulting from collaborations with corporate partners totaled $115.8 million, an increase of $101.8 million from the fourth quarter of 2004. Royalty and contract revenues for 2005 totaled $219.1 million, a 166 percent increase from 2004. The increase in the fourth quarter and full year of 2005 was primarily driven by the recognition of Tamiflu royalties received from F. Hoffmann-La Roche Ltd (Roche) of $101.4 million and $161.6 million, respectively. These amounts were significantly higher than the Tamiflu royalties of $5.8 million and $44.6 million received from Roche and recognized in the fourth quarter and full year of 2004, respectively, primarily due to the resolution of our dispute with Roche in the fourth quarter of 2005, as well as the significantly higher Tamiflu sales recorded by Roche during the first three calendar quarters of 2005 compared to the same periods in 2004. Related to our dispute resolution with Roche, we recognized $80.7 million of royalty revenues in the fourth quarter of 2005, comprised of $18.2 million relating to disputed royalties from 2001 to 2003, $11.8 million relating to the reimbursement of the cost of goods adjustment for 2004, and $50.7 million relating to the updating of royalties payable to Gilead for the first nine months of 2005 based on current year royalty rates instead of the prior year’s effective royalty rate.

Research and Development

Research and development (R&D) expenses for the fourth quarter of 2005 were $68.8 million, compared to $70.2 million for the same quarter in 2004. Excluding $13.0 million of upfront license fees incurred during the fourth quarter of 2004 related to our hepatitis C virus (HCV) collaborations, our R&D expense for the fourth quarter of 2005 was higher due to increased headcount and clinical and product development activities with our HCV, hepatitis B virus and HIV programs. R&D expenses for 2005 were $277.7 million, an increase of 24 percent compared to 2004. The higher R&D expenses during 2005 were primarily attributable to the factors mentioned above, as well as the $15.0 million payment made to Emory University (Emory) in connection with the amendment of our existing license agreement with Emory related to our obligation to develop emtricitabine for the hepatitis B indication and the $15.0 million payment made to Japan Tobacco related to the signing of our HIV integrase license agreement for GS 9137, a novel HIV integrase inhibitor.

Selling, General and Administrative

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2005 were $104.3 million, compared to $85.4 million for the same quarter in 2004. The higher SG&A expenses in the fourth quarter of 2005 compared to the fourth quarter of 2004 were primarily due to increased headcount, as well as expansion of our sales and marketing activities, partially offset by lower bad debt expense resulting from higher collections in certain European countries. SG&A expenses for 2005 were $379.2 million, an increase of 25 percent compared to 2004. The higher SG&A expenses in 2005 were primarily due to the factors mentioned above as well as severance and other expenses associated with the relocation of our European commercial, medical and administrative headquarters from France to the United Kingdom.

The net foreign exchange impact on pre-tax earnings, including revenue and expenses generated outside the United States as well as hedging activity for the fourth quarter of 2005, was a favorable $6.1 million compared to the same period in 2004. This is primarily the result of the company’s foreign currency hedge program which offset the impact of a stronger US dollar in the fourth quarter of 2005 when compared to the same period last year. The net foreign exchange impact on pre-tax earnings for the full year of 2005 was a favorable $20.8 million, due mostly to the stronger Euro currency during the first half of 2005 compared to the same period last year.

As of December 31, 2005, Gilead had cash, cash equivalents, and marketable securities of $2.32 billion, compared to $1.66 billion as of September 30, 2005. The increase in cash, cash equivalents and marketable securities was primarily attributable to $340.4 million of operating cash flow generated during the quarter which includes the payments received from Roche in relation to our dispute resolution, as well as $334.9 million of financing cash flow including $300.0 million of proceeds from our term loan which our Irish subsidiary entered into in order to facilitate our repatriation of foreign earnings under the American Jobs Creation Act.

Corporate Highlights

On November 18, 2005, Gilead and Roche announced that the companies had ended their dispute and expanded the collaboration related to the companies’ 1996 Development and License Agreement for Tamiflu.

On December 13, 2005, Gilead announced that John W. Madigan has been appointed to its Board of Directors. Also, in December 2005, Gilead announced that George P. Shultz, PhD had resigned from its Board and has become a Director Emeritus. As such, he will continue to serve in an advisory capacity to the Board.

In late December 2005, Gilead announced that its Board of Directors had approved approximately $280 million in foreign earnings pursuant to the American Jobs Creation Act of 2004. The company had subsequently repatriated approximately $280 million in foreign earnings in late December 2005. Proceeds from the repatriation will be reinvested into Gilead’s domestic operations consistent with the intent of the legislation.

Product and Pipeline Highlights

“The fourth quarter of 2005 concluded a year of significant achievement for our company and has set the bar for another important year ahead,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead. “We, along with our partner Bristol-Myers Squibb, recently announced the successful completion of a bioequivalence study for the fixed-dose regimen of Truvada and Sustiva® (efavirenz). We are now significantly closer to delivering the first once-daily fixed-dose antiretroviral regimen into the hands of doctors and patients fighting HIV. In addition, we continue to make progress with compounds in our pipeline and look forward to releasing results from the Phase I/II study of GS 9137, a novel HIV integrase inhibitor licensed from Japan Tobacco, and initiating a Phase II study of GS 9137 in the first half of this year.”

HIV/AIDS Franchise

In November 2005, positive preliminary 24-week data from the COMET (COMbination of Efavirenz and Truvada) study were first presented at the 10th European AIDS Conference (EACS) in Dublin, Ireland. The data were also presented in December 2005 at the 45th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy in Washington DC. Gilead plans to present complete 24-week data from the COMET study during the second half of 2006.

In early December 2005, Gilead announced the launch of www.ChangeofHAART.com, a new educational website featuring information about advances in HIV treatment.

During the fourth quarter of 2005, Gilead continued its rollout of Truvada in the European Union with launches in the important markets of Italy and France. The product is now commercially available in 15 countries outside of the United States, including Japan, where it is marketed by Gilead’s commercialization partner, Japan Tobacco.

Hepatitis Franchise

In November 2005, the company presented positive data from Hepsera Study 438 describing the sustained efficacy and safety of Hepsera for up to five years of treatment among patients with hepatitis B “e” antigen-negative, presumed precore mutant chronic hepatitis B. These results were presented at the 56th American Association for the Study of Liver Diseases Annual Meeting in San Francisco, California and have been submitted to the FDA for inclusion in the Hepsera product label.

Antifungal Franchise

In early December 2005, Gilead announced results from the AmBiLoad study, a clinical trial that compared a 3 mg/kg/day treatment course of AmBisome to a 10 mg/kg/day loading regimen for the initial two weeks of treatment in immunocompromised patients with invasive aspergillosis and other life-threatening fungal infections. Results of the AmBiLoad study were presented at the American Society of Hematology 47th Annual Meeting in Atlanta, Georgia.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will webcast a conference call live on Gilead’s website to discuss its fourth quarter and full year 2005 results and outlook. During the call, Gilead will be discussing additional financial and statistical information. That information can be found on Gilead’s website at www.gilead.com under “Investors.” To access the webcast via the internet, log on to www.gilead.com. Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Alternatively, please call 1-866-761-0749 (U.S.) or 1-617-614-2707 (international) and enter the participant passcode 30987097 to access the call. Telephone replay is available approximately two hours after the call through 4:00 p.m. Eastern Time on February 1, 2006. To access, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and enter the participant passcode 13311464. The webcast will be archived on www.gilead.com for one year.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP financial information is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the company.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those relating to: revenues, research and development expenses, and selling, general and administrative expenses; the efficacy of any marketed or pipeline products; the timing of and ability to obtain marketing approval for Gilead’s development products; or the market introduction, competitive positioning and commercial arrangements for sale of its marketed or pipeline development products. Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include our ability and the ability of our partners to successfully introduce and market our products and grow revenues, in particular, our ability to sustain the uptake and revenues for our HIV franchise; our ability to accurately estimate end-user demand since we must make numerous assumptions and must rely on incomplete data to make these estimates; our ability to effectively manage wholesaler inventory levels and the impact of those efforts on revenues; our ability to generate additional positive clinical data, including with respect to GS 9137, and expand the labels for our existing products; our ability to control the timing and amount of spending in our research and clinical programs; our ability to protect our patents and other intellectual property both domestically and internationally; legislation or regulations affecting product pricing, reimbursement or access; unanticipated expenses such as litigation or legal settlement expenses; our ability to receive regulatory approvals, in a timely manner or at all, for new and current products, including Truvada and the fixed-dose regimen of Truvada and Sustiva; fluctuations in foreign currency against the U.S. dollar; our ability to continue to observe the safety, tolerability and efficacy data for our products that we have observed to date as the safety and efficacy data obtained in controlled clinical trials for such products may not be observed in an uncontrolled clinical setting; the reluctance of physicians to prescribe Truvada if they fail to see advantages of Truvada over other antiretrovirals; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2004 and its subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

# # #

Viread, Emtriva, Truvada, AmBisome, and Hepsera are registered trademarks of Gilead Sciences, Inc.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

Sustiva is a registered trademark of Bristol-Myers Squibb Pharma Company.

For more information on Gilead Sciences, please visit www.gilead.com or

Call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
Revenues:
Product sales	$493,426	$355,581	$1,809,299	$1,242,224
Royalty and contract revenues	115,840	14,005	219,101	82,397

Total revenues	609,266	369,586	2,028,400	1,324,621

Costs and expenses:
Cost of goods sold	74,144	48,705	260,326	166,587
Research and development	68,763	70,160	277,724	223,552
Selling, general and administrative	104,329	85,422	379,248	302,793

Total costs and expenses	247,236	204,287	917,298	692,932

Income from operations	362,030	165,299	1,111,102	631,689

Gain on Eyetech warrants (1)	—	—	—	20,576
Make-whole payment on debt redemption (2)	—	(7,438)	—	(7,438)
Interest and other income, net	15,751	5,803	47,137	18,940
Interest expense	(392)	(1,145)	(442)	(7,345)
Minority interest in joint venture	1,597	—	3,995	—

Income before provision for income taxes	378,986	162,519	1,161,792	656,422
Provision for income taxes	97,384	52,276	347,878	207,051

Net income	$281,602	$110,243	$813,914	$449,371

Net income per share - basic	$0.61	$0.25	$1.79	$1.04

Net income per share - diluted (3)	$0.59	$0.24	$1.72	$0.99

Shares used in per share calculation - basic	458,538	440,253	454,339	432,000

Shares used in per share calculation - diluted (3)	479,175	460,199	474,284	464,246

Notes:

(1)	During the first quarter of 2004, Gilead recorded a pre-tax gain of $20.6 million related to our warrants in Eyetech Pharmaceuticals, Inc., which completed its initial public offering during the quarter.

(2)	During the fourth quarter of 2004, in conjunction with the redemption of Gilead’s $345.0 million 2% convertible senior debt, Gilead made a pre-tax make-whole payment of $7.4 million equal to $60 per $1,000 principal value less any interest actually paid or accrued from debt issuance to redemption.

(3)	Shares used in the calculation of net income per diluted share for the three months and year ended December 31, 2005 include the effect of outstanding stock options to purchase 20.6 million and 19.9 million shares of common stock, respectively. In accordance with SFAS No. 128, using the If-Converted Method, interest expense of $9.2 million, net of tax, related to convertible senior debt has been added back to net income for purposes of calculating diluted net income per share for the year ended December 31, 2004. The shares used in the calculation of net income per diluted share for the three months ended December 31, 2004 include the effect of outstanding stock options to purchase 19.9 million of shares of common stock. The shares used in the calculation of net income per diluted share for the year ended December 31, 2004 include the effect of outstanding stock options to purchase 19.3 million, respectively, of shares of common stock, and the pro-rated effect of the $345.0 million 2% convertible senior debt then outstanding, which converts to approximately 12.9 million shares.

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2005	December 31, 2004
	(unaudited)	(Note 1)
Assets
Cash, cash equivalents and marketable securities	$2,323,885	$1,254,038
Other current assets	768,323	595,656

Total current assets	3,092,208	1,849,694

Property, plant and equipment, net	242,568	223,106
Other noncurrent assets	429,875	83,163

	$3,764,651	$2,155,963

Liabilities and stockholders' equity
Current liabilities	$455,338	$253,453
Long-term liabilities	281,535	31,638
Stockholders' equity	3,027,778	1,870,872

	$3,764,651	$2,155,963

Note:

(1)	Derived from audited consolidated financial statements at that date.

GILEAD SCIENCES, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

The non-GAAP financial information presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the Company.

	Three months ended December 31, 2005			Three months ended December 31, 2004
	GAAP	Adjustment (1)	Non-GAAP	Non-GAAP(2)
Revenues:
Product sales	$493,426	$—	$493,426	$355,581
Royalty and contract revenues	115,840	—	115,840	14,005

Total revenues	609,266	—	609,266	369,586

Costs and expenses:
Cost of goods sold	74,144	—	74,144	48,705
Research and development	68,763	—	68,763	70,160
Selling, general and administrative	104,329	—	104,329	85,422

Total costs and expenses	247,236	—	247,236	204,287

Income from operations	362,030	—	362,030	165,299

Interest and other income, net	15,751	—	15,751	5,803
Interest expense	(392)	—	(392)	(1,145)
Minority interest in joint venture	1,597	—	1,597	—

Income before provision for income taxes	378,986	—	378,986	169,957
Provision for income taxes	97,384	25,081	122,465	55,177

Net income (loss)	$281,602	$(25,081)	$256,521	$114,780

Net income (loss) per share - basic	$0.61	$(0.05)	$0.56	$0.26

Net income (loss) per share - diluted (3)	$0.59	$(0.05)	$0.54	$0.25

Shares used in per share calculation - basic	458,538		458,538	440,253

Shares used in per share calculation - diluted (3)	479,175		479,175	467,813

Notes:

(1)	The adjustment reflects a one-time tax provision benefit of approximately $25.1 million related to a qualified dividend distribution made during the three months ended December 31, 2005 under the American Jobs Creation Act of 2004.

(2)	The non-GAAP results for the three months ended December 31, 2004 exclude the pre-tax make-whole payment of $7.4 million related to the redemption of Gilead’s $345.0 million 2% convertible senior debt. Gilead made a make-whole payment equal to $60 per $1,000 principal value less any interest actually paid or accrued from debt issuance to redemption.

(3)	Shares used in the calculation of net income per diluted share for the three months ended December 31, 2005 include the effect of outstanding stock options to purchase 20.6 million shares of common stock. In accordance with SFAS No. 128, using the If-Converted Method, interest expense of $0.7 million, net of tax, related to convertible debt has been added back to net income for purposes of calculating diluted net income per share for the three months ended December 31, 2004. Shares used in the calculation of non-GAAP net income per diluted share for the three months ended December 31, 2004 include the effect of outstanding stock options to purchase 19.9 million shares of common stock, and the pro-rated effect of the $345.0 million 2% convertible senior debt then outstanding, which converts to approximately 7.6 million shares.

GILEAD SCIENCES, INC.

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

The non-GAAP financial information presented below is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the Company.

	Year ended December 31, 2005			Year ended December 31, 2004
	GAAP	Adjustment (1)	Non-GAAP	Non-GAAP(2)
Revenues:
Product sales	$1,809,299	$—	$1,809,299	$1,242,224
Royalty and contract revenues	219,101	—	219,101	82,397

Total revenues	2,028,400	—	2,028,400	1,324,621

Costs and expenses:
Cost of goods sold	260,326	—	260,326	166,587
Research and development	277,724	—	277,724	223,552
Selling, general and administrative	379,248	—	379,248	302,793

Total costs and expenses	917,298	—	917,298	692,932

Income from operations	1,111,102	—	1,111,102	631,689

Interest and other income, net	47,137	—	47,137	18,940
Interest expense	(442)	—	(442)	(7,345)
Minority interest in joint venture	3,995	—	3,995	—

Income before provision for income taxes	1,161,792	—	1,161,792	643,284
Provision for income taxes	347,878	25,081	372,959	201,927

Net income (loss)	$813,914	$(25,081)	$788,833	$441,357

Net income (loss) per share - basic	$1.79	$(0.06)	$1.74	$1.02

Net income (loss) per share - diluted (3)	$1.72	$(0.05)	$1.66	$0.96

Shares used in per share calculation - basic	454,339		454,339	432,000

Shares used in per share calculation - diluted (3)	474,284		474,284	464,246

Notes:

(1)	The adjustment reflects a one-time tax provision benefit of approximately $25.1 million related to a qualified dividend distribution made during the three months ended December 31, 2005 under the American Jobs Creation Act of 2004.

(2)	The non-GAAP results for the year ended December 31, 2004 excludes the first quarter pre-tax gain of $20.6 million related to our warrants in Eyetech Pharmaceuticals, Inc., which completed its initial public offering during the first quarter of 2004, and the fourth quarter pre-tax make-whole payment of $7.4 million related to the redemption of Gilead’s $345.0 million 2% convertible senior debt. Gilead made a make-whole payment equal to $60 per $1,000 principal value less any interest actually paid or accrued from debt issuance to redemption.

(3)	Shares used in the calculation of net income per diluted share for the year ended December 31, 2005 include the effect of outstanding stock options to purchase 19.9 million shares of common stock. In accordance with SFAS No. 128, using the If-Converted Method, interest expense of $4.6 million, net of tax, related to convertible senior debt has been added back to net income for purposes of calculating diluted net income per share for the year ended December 31, 2004. Shares used in the calculation of non-GAAP net income per diluted share for the year ended December 31, 2004 include the effect of outstanding stock options to purchase 19.3 million shares of common stock, and the pro-rated effect of the $345.0 million 2% convertible senior debt then outstanding, which converts to approximately 12.9 million shares.

GILEAD SCIENCES, INC.

PRODUCT SALES SUMMARY

(unaudited)

(in thousands)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
HIV products:
Truvada – U.S.	$149,359	$49,618	$489,802	$67,785
Truvada – International	41,790	39	78,027	80

	191,149	49,657	567,829	67,865

Viread – U.S.	77,561	103,898	337,444	437,540
Viread – International	104,873	94,879	441,339	345,375

	182,434	198,777	778,783	782,915

Emtriva – U.S.	4,476	8,874	19,576	46,758
Emtriva – International	6,694	4,342	27,910	10,842

	11,170	13,216	47,486	57,600

Total HIV products – U.S.	231,396	162,390	846,822	552,083
Total HIV products – International	153,357	99,260	547,276	356,297

	384,753	261,650	1,394,098	908,380

Hepsera – U.S.	23,553	17,221	82,932	55,798
Hepsera – International	27,616	18,686	103,600	56,727

	51,169	35,907	186,532	112,525

AmBisome	55,596	55,025	220,753	211,688
Other products	1,908	2,999	7,916	9,631

Total product sales	$493,426	$355,581	$1,809,299	$1,242,224